UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2008

GTx, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
3 N. Dunlap Street
Van Vleet Building
Memphis, Tennessee 38163
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (901) 523-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Named Executive Officer Compensatory Arrangements
     Annual Base Salaries. On November 4, 2008, the Board of Directors (the “Board”) of GTx, Inc. (the “Company”) approved, based upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), annual base salaries for 2009 for the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other “named executive officers” (as defined under applicable securities laws) in the amounts as set forth in the table below. The annual base salaries as shown below are effective as of January 1, 2009.

		2009 Annual Salary
Named Executive Officer	Title	($)
Mitchell S. Steiner	Chief Executive Officer and Vice-Chairman of the Board	525,000
Mark E. Mosteller	Vice President, Chief Financial Officer and Treasurer	298,083
Marc S. Hanover	President and Chief Operating Officer	456,750
Ronald A. Morton, Jr.	Vice President, Chief Medical Officer	452,025(1)
Henry P. Doggrell	Vice President, General Counsel and Secretary	301,281

(1)	The Board also approved a tax gross-up payment to Dr. Morton related to certain travel and temporary housing expenses paid by the Company during 2008 that are taxable to Dr. Morton. Such tax gross-up payment will be in an amount equal to approximately 46% of the total travel and temporary housing expenses paid by the Company during 2008 on Dr. Morton’s behalf. Dr. Morton will also be eligible for a tax gross-up payment related to certain travel expenses paid by the Company during 2009 on Dr. Morton’s behalf.
     Target Bonuses. On November 4, 2008, the Board approved, based upon the recommendation of the Compensation Committee, increases in the target bonuses under the Company’s Executive Bonus Compensation Plan (the “Bonus Plan”) for Mitchell S. Steiner and Marc S. Hanover. For 2009 and thereafter, Dr. Steiner will be eligible under the Bonus Plan to receive a bonus of between 0% and 65% of his annual base salary under the Bonus Plan, and Mr. Hanover will be eligible to receive a bonus of between 0% and 55% of his annual base salary under the Bonus Plan. The Company’s Vice Presidents will continue to be eligible to receive a bonus of between 0% and 30% of their respective annual base salaries under the Bonus Plan.
     Amendments to Certain Compensatory Plans and Agreements. On November 4, 2008, the Board approved, based upon the recommendation of the Compensation Committee, amendments to, or the amendment and restatement of, certain of the Company’s compensation plans and agreements in order to clarify each plan’s or agreement’s exemption from or compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”), to clarify certain procedural provisions thereof and/or to make certain administrative changes. The Company plans and agreements amended (or amended and restated) by the Board and as to which the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other “named executive officers” participate in or are parties to are as follows:
•	Genotherapeutics, Inc. 1999 Stock Option Plan (the “1999 Plan”);

•	GTx, Inc. 2000 Stock Option Plan (the “2000 Plan”);

•	GTx, Inc. 2001 Stock Option Plan (the “2001 Plan”);

•	GTx, Inc. 2002 Stock Option Plan (the “2002 Plan”);

•	GTx, Inc. 2004 Equity Incentive Plan (the “2004 Plan” and together with the 1999 Plan, the 2000 Plan, the 2001 Plan and the 2002 Plan, the “Equity Plans”);

•	GTx, Inc. Executive Bonus Compensation Plan (the “Bonus Plan”);

•	Employment Agreement, dated October 1, 2003, between the Company and Mitchell S. Steiner (the “Steiner Agreement”);

•	Employment Agreement, dated October 1, 2003, between the Company and Mark E. Mosteller (the “Mosteller Agreement”);

•	Employment Agreement, dated October 1, 2003, between the Company and Marc S. Hanover (the “Hanover Agreement”);

•	Employment Agreement, dated April 12, 2007, between the Company and Ronald A. Morton, Jr. (the “Morton Agreement”); and

•	Employment Agreement, dated October 1, 2003, between the Company and Henry P. Doggrell (the “Doggrell Agreement” and together with the Steiner Agreement, the Mosteller Agreement, the Hanover Agreement and the Morton Agreement, the “Employment Agreements”).
     The amendments to the Equity Plans approved by the Board include: (a) providing that the exercise price of options granted under the Equity Plans (as well as the strike price of any stock appreciation rights granted under the 2004 Plan) may not be less than 100% of the fair market value of the Company’s common stock on the date of grant; (b) clarifications to certain defined terms; and (c) certain other amendments intended to clarify each Equity Plan’s exemption from or compliance with Section 409A of the Code. The Bonus Plan, which was amended and restated by the Board, was amended to provide that bonuses earned under the Bonus Plan will be paid not later than March 15 of the year following the year as to which performance for bonuses earned under the Bonus Plan relates. Each Employment Agreement was amended and restated by the Board (subject to the applicable named executive officer’s consent) to, among other things: (a) reflect the current annual base salary of each “named executive officer”; (b) clarify the time for, form of and conditions to salary, severance payments and certain expense reimbursements; (c) clarify certain defined terms; and (d) eliminate provisions that are no longer applicable.
     The foregoing is only a brief description of the amendments to the Equity Plans, the Bonus Plan and the Employment Agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, each as amended or as amended and restated by the Board, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Dated: November 6, 2008	By:	/s/ Henry P. Doggrell
Henry P. Doggrell,
Vice President, General Counsel and Secretary